Exhibit 4



The undersigned, Charles E. Harris and Susan T. Harris, hereby agree to file jointly this 13D and all amendments, with respect to the Common Stock of Harris & Harris Group, Inc., but disclaim that they are a group.


Date: November 3, 2008


/s/ Charles E. Harris
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Charles E. Harris


/s/ Susan T. Harris
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Susan T. Harris